                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------


                               SCHEDULE 13D

                 Under the Securities Exchange Act of 1934


                           (Amendment No. ____)


                        Charter Medical Corporation
- --------------------------------------------------------------------------
                             (Name of Issuer)

    Common Stock, $.25 par value                    161241708
- -----------------------------------   -----------------------------------
   (Title of class of securities)                (CUSIP number)

       David E. Zeltner, Esq.
       Weil, Gotshal & Manges
 767 Fifth Ave., New York, NY 10153
           (212) 310-8000                       January 27, 1995
- -----------------------------------   -----------------------------------
(Name, address and telephone number       (Date of event which requires
  of person authorized to receive           filing of this statement)
    notices and communications)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
following box   [_].

Check the following box if a fee is being paid with the statement   [x].


(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Harris & Harris Group, Inc.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, WC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                Delaware
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  158,736
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             158,736
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  158,736
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.6%

  14  TYPE OF REPORTING PERSON:*             CO




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Gregory T. Torres

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  43,140
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             43,140
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  43,140
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.2%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Gerald M. Bereika

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  10,969
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             10,969
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  10,969
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Peter P. Polloni

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  10,531
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             10,531
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  10,531
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Peter W. Mair

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  19,266
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             19,266
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  19,266
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.1%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Elizabeth J. Hopper

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  22,012
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             22,012
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  22,012
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.1%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Eric J. Gleacher

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  204,569**
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                11,029***
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             204,569**
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           11,029***

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  215,598****
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.8%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 23,991 shares held by Mr. Gleacher as custodian for three of his children.

*** Includes 11,029 shares held by Gleacher 7 Investors, L.P. Mr. Gleacher is the controlling shareholder, sole director, Chairman, Chief Executive Officer and Secretary of Gleacher & Co., Inc., the sole general partner of Gleacher 7 Investors, L.P.

**** The filing of this Statement on Schedule 13D shall not be construed as an admission by Mr. Gleacher that, other than with respect to the 180,578 shares held directly by Mr. Gleacher, Mr. Gleacher is the beneficial owner of the shares described above.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              James Goodwin

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, OO

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  75,571
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             75,571
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  75,571
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.3%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Charles G. Phillips

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  111,875
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             111,875
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  111,875
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.4%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              H. Conrad Meyer

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, OO

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  27,640
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             27,640
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  27,640
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.1%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Richard A. Derbes

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  23,970
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             23,970
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  23,970
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.1%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Emil W. Henry, Jr.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, OO

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  16,309
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             16,309
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  16,309
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.1%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Robert W. Kitts

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  11,995
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             11,995
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  11,995
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Jeffrey H. Tepper

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  5,577
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             5,577
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  5,577
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Robert A. Engel

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  4,808
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             4,808
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  4,808
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Andrew Gilman

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  3,199
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             3,199
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,199
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Marie A. Gentile

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  1,921
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             1,921
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  1,921
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Gleacher 7 Investors, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                Delaware
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  11,029
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             11,209
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  11,029
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             PN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Olsten Service Corp.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                Delaware
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  127,534
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             127,534
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  127,534
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.4%

  14  TYPE OF REPORTING PERSON:*             CO




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              James E. Gleacher

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:


   NUMBER OF    7   SOLE VOTING POWER:                  7,997
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             7,997
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  7,997
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              John G. Gleacher

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  7,997
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             7,997
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  7,997
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Sarah E. Gleacher

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  7,997
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             7,997
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  7,997
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Diane Hensley Ramponi

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  0
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                1,857**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             0
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           1,857**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  1,857**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 1,857 shares held in a trust of which Ms. Ramponi is a joint trustee. The filing of this Statement on Schedule 13D shall not be construed as an admission by Ms. Ramponi that she is the beneficial owner of the shares held by such trust.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Christina Hensley Bair

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  1,857
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                1,609**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             1,857
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           1,609**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,466**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 1,609 shares held in various trusts, of which Ms. Bair is a joint trustee. The filing of this Statement on Schedule 13D shall not be construed as an admission by Ms. Bair that she is the beneficial owner of the shares held by such trusts.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Martha Faye Koysh

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  2,476
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             2,476
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  2,476
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Lana Hensley Hoffman

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  2,476
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             2,476
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  2,476
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Ruth Ann Roberts

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  2,476
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             2,476
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  2,476
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              E. Byron Hensley, Jr.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  385,253
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             385,253
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  385,253
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          1.4%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Susan MacKenzie

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  0
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                5,572**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             0
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           5,572**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  5,572**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 5,572 shares held by trusts, of which Ms. MacKenzie is a joint trustee. The filing of this Statement on Schedule 13D shall not be construed as an admission by Ms. MacKenzie that she is the beneficial owner of the shares held by such trusts.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Mark Morin

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  0
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                5,572**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             0
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           5,572**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  5,572**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 5,572 shares held by trusts of which Mr. Morin is a joint trustee. The filing of this Statement on Schedule 13D shall not be construed as an admission by Mr. Morin that he is the beneficial owner of the shares held by such trusts.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Thomas P. Riley

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]
  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  123,042
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                1,609**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             123,042
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           1,609**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  124,651**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.4%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 1,609 shares held in various trusts, of which Mr. Riley is a joint trustee. The filing of this Statement on Schedule 13D shall not be construed as an admission by Mr. Riley that he is the beneficial owner of the shares held by such trusts.

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Donald R. Monack

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  3,831
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             3,831
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,831
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Leonard O. Henry

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  4,598
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             4,598
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  4,598
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Janice L. Quiram

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  3,831
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             3,831
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,831
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Alan L. Hollis

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  3,831
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             3,831
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,831
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Lois Simon

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  3,065
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             3,065
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  3,065
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Wayne J. Stelk

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  766
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             766
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  766
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              William F. Murdy

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  2,648
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                0
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             2,648
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  2,648
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.0%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No.      161241708


  1   NAME OF REPORTING PERSON:              Frank N. Liguori

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON:

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)   [_]
                                                               (b)   [x]

  3   SEC USE ONLY

  4   SOURCE OF FUNDS:*      SC, OO

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [ ]
      PURSUANT TO ITEM 2(d) OR 2(e):

  6   CITIZENSHIP OR PLACE OF                United States
      ORGANIZATION:

   NUMBER OF    7   SOLE VOTING POWER:                  5,056
    SHARES
 BENEFICIALLY   8   SHARED VOTING POWER:                127,534**
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER:             5,056
   REPORTING
  PERSON WITH   10  SHARED DISPOSITIVE POWER:           127,534**

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING  132,590**
      PERSON:

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
      CERTAIN SHARES:*

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.5%

  14  TYPE OF REPORTING PERSON:*             IN




 *  SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 127,534 shares owned by Olsten Service Corporation, a wholly-owned subsidiary of Olsten Corporation. Mr. Liguori is the Chairman of the Board of Olsten Corporation. The filing of this Statement on Schedule 13D shall not be construed as an admission by Mr. Liguori that he is the beneficial owner of the shares held by Olsten Service Corp.

     Item 1.   Security and Issuer.
               -------------------
               This Statement on Schedule 13D (the "Statement") relates to the common stock, par value $.25 per share (the "Shares"), of Charter Medical Corporation, a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326.

     Item 2.   Identity and Background.
               -----------------------

               (a)-(c) This Statement is being filed by and on behalf of the persons listed on Schedule A hereto (each, a "Reporting Person" and, collectively, the "Reporting Persons"). Schedule A sets forth for each Reporting Person the following information, which is incorporated herein by reference: (i) the name of such Reporting Person; (ii) the business address of such Reporting Person; and (iii) the principal business, occupation or employment of such Reporting Person. Schedule B sets forth the information described in clauses
     (i) through (iii) above for each director, executive officer and other persons controlling Olsten Service Corp. and Olsten Corporation, the sole shareholder of Olsten Service Corp. Schedule C sets forth the information described in clauses (i) through (iii) above for Gleacher & Co. Inc., the general partner of Gleacher 7 Investors, L.P., and each director, executive officer and other persons controlling such general partner. Schedule D sets forth the information described











































     NYFS12...:\99\48499\0005\2468\SCH2035P.08C
     in clauses (i) through (iii) above for each director, executive officer and other persons controlling Harris & Harris Group, Inc. The information set forth on Schedules B, C and D hereto is incorporated herein by reference.

               (d)-(e) During the last five years, none of the persons or entities identified on Schedules A, B, C or D hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

               (f) Each natural person listed on Schedules A, B, C or D hereto is a United States Citizen.

               The Reporting Persons could be deemed to be a group for purposes of this Statement by virtue of the provisions of the Stockholders Agreement (described in Item 6 below) relating to the holding and/or disposition of Shares. The Reporting Persons disclaim that they have acted as a group for purposes of acquiring, holding, voting or disposing of Shares, and each Reporting Person disclaims beneficial ownership of Shares owned by the other Reporting Persons.

     Item 3.   Source and Amount of Funds or Other Consideration.
               --------------------------------------------------

               The Reporting Persons were formerly stockholders of Magellan Health Services, Inc., a Delaware corporation ("Magellan"). Pursuant to an Agreement of Merger dated as of December 19, 1994, among Magellan, the Company and Charter Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger Sub"), on January 27, 1995, Magellan merged with the Merger Sub (the "Merger"), and the shares of Magellan's capital stock, and options to purchase such capital stock, outstanding at the time of the Merger were automatically converted into the right to receive an aggregate of 1,398,968 Shares. In addition, Messrs. James Goodwin, H. Conrad Meyer and Emil W. Henry, Jr. each received 3,670 shares (as designees of Gleacher & Co. Inc.) in satisfaction of certain financial advisory fees owed by Magellan to Gleacher & Co. Inc., and Mr. Frank
     N. Liguori received 2,908 Shares as compensation for consulting services provided by him to Magellan prior to the Merger. Also, (i) Harris & Harris Group, Inc. purchased 50,000 additional Shares in the open market for $768,750 using its working capital, (ii) Thomas P. Riley purchased 5,000 additional Shares in the open market for $81,250 using his personal funds, (iii) Peter P. Polloni purchased 500 additional Shares in the open market for $7,875 using his personal funds and (iv) William F. Murdy purchased 500 additional Shares in the open market for $7,625 using his personal funds.

     Item 4.   Purpose of the Transaction.
               --------------------------

               The Reporting Persons have acquired the Shares of the Company pursuant to or in connection with the Merger, and such Shares are being held for investment purposes only. Any Reporting Person may determine to acquire additional Shares in the open market, or dispose of some or all of the Shares held by such Reporting Person, in privately negotiated transactions or otherwise, depending on circumstances existing from time to time.
               Messrs. E. Byron Hensley, Jr. and Thomas P. Riley have entered into Noncompete and Confidentiality Agreements, dated as of January 27, 1995, with the Company, pursuant to which the Company has agreed to issue additional Shares to Messrs. Hensley and Riley in July, 1995.

               Except as set forth above, the Reporting Persons have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

     Item 5.   Interest in Securities of the Issuer.
               ------------------------------------

               (a) The responses of the Reporting Persons to Items 7, 8, 9, 10 and 11 of the Cover Sheets, which relate to the beneficial ownership of Shares of the Company, are incorporated herein by reference. In the aggregate, the Reporting Persons own

     1,468,886 Shares, representing 5.2% of the Company's outstanding Shares. The percentage of Shares owned is based in each case upon 28,355,113 outstanding Shares, consisting of 26,942,227 Shares outstanding on January 23, 1995, as set forth in an opinion of counsel delivered by King & Spalding, counsel to the Company, in connection with the Merger, together with the 1,412,886 Shares issued pursuant to or in connection with the Merger.

               (b) Each of the Reporting Persons has the sole power to vote and to dispose or direct the disposition of the Shares listed on such person's respective Cover Sheet as being beneficially owned by such person, except as otherwise disclosed in the footnotes to such Cover Page.

               (c) On January 27, 1995, 1,412,886 Shares were issued to the Reporting Persons pursuant to or in connection with the Merger in the amounts set forth on the respective Cover Pages of the Reporting Persons. In addition, certain of the Reporting Persons have purchased additional Shares pursuant to transactions effected during the past sixty days, which are described on Schedule E attached hereto, which Schedule E is incorporated herein by reference. Except as set forth in this paragraph or Schedule E hereto, to the best knowledge and belief of the Reporting Persons, none of the Reporting Persons has effected any transaction in any equity security of the Company during the past sixty days.

               (d)  Not applicable.

               (e)  Not applicable.

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Company.
               --------------------------------------------

               The Reporting Persons and Magellan are parties to a Stockholders Agreement dated as of January 27, 1995 (the "Stockholders Agreement"), pursuant to which each Reporting Person has agreed not to transfer more than 50% of the Shares received pursuant to the Merger prior to the second anniversary of the Merger, in order to preserve the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986.

               In connection with the Merger, the Reporting Persons entered into (i) an Investment and Registration Rights Agreement, dated as of January 27, 1995, with the Company (the "Registration Rights Agreement"), and (ii) an Indemnification Agreement, dated as of January 27, 1995, with the Company, Gleacher & Co. Inc., as Representative, and E. Byron Hensley, Jr., as Representative (the "Indemnification Agreement"). The Registration Rights Agreement provides that the Company will prepare and file with the Securities and Exchange Commission a shelf registration statement with respect to resales of the Shares by Reporting Persons within

     30 days after the Merger and use its best efforts (i) to cause such registration statement to be declared effective as soon as reasonably practicable thereafter and (ii) to keep such registration statement current and continuously effective for a period of two years following the Merger. The Indemnification Agreement provides that certain indemnification obligations of the Reporting Persons to the Company may be satisfied by the surrender of Shares, which, pursuant to a side letter of the Company, will be valued at $23.00 per share with respect to an aggregate of 139,898 shares, and at $17.39 with respect to additional Shares. In addition, the Indemnification Agreement provides that 10% of the Shares which each Reporting Person would be entitled to receive pursuant to the Merger will be held in escrow by First Union National Bank of North Carolina, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement dated as of January 27, 1995, among the Company, the Escrow Agent, E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as Representative, until the earlier of (i) the date of the first audit of financial statements containing combined operations of Magellan and the Company and (ii) the first anniversary of the Merger.

               E. Byron Hensley, Jr. and Thomas P. Riley have each entered into a Noncompete and Confidentiality Agreement, dated as of January 27, 1995, with the Company (respectively, the "Hensley

     Noncompete Agreement" and the "Riley Noncompete Agreement"), pursuant to which the Company has agreed to issue additional Shares to Messrs. Hensley and Riley in July, 1995.

               The Reporting Persons have entered into an agreement, dated as of February 6, 1995 (the "Filing Agreement"), with respect to the filing of this Statement and any amendment hereto, and pursuant to the Filing Agreement certain Reporting Persons have granted a power-of-attorney to Gleacher & Co. Inc., or to each of E. Byron Hensley and Thomas P. Riley, to execute this Statement and any amendment hereto on behalf of such Reporting Persons.

     Item 7.   Materials to be Filed as Exhibits.
               ---------------------------------

               The following Exhibits are filed herewith:

               1. Stockholders Agreement, dated as of January 27, 1995, among Magellan and the Reporting Persons.

               2. Investment and Registration Rights Agreement, dated as of January 27, 1995, among the Company and the Reporting Persons.

               3. Indemnification Agreement, dated as of January 27, 1995, among the Company, the Reporting Persons, E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as Representative.

               4. Letter dated January 27, 1995, from the Company addressed to E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as Representative.

               5. Escrow Agreement, dated as of January 27, 1995, among the Company, First Union National Bank of North Carolina, as Escrow Agent, E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as
                    Representative.

               6. Noncompete and Confidentiality Agreement, dated as of January 27, 1995, between the Company and E. Byron Hensley, Jr.

               7. Noncompete and Confidentiality Agreement, dated as of January 27, 1995, between the Company and Thomas P. Riley.

               8. Agreement, dated as of February 6, 1995, among the Reporting Persons.

                                   SIGNATURES
                                   ----------

               After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

     Dated:  February 13, 1995


                                             /s/ Gregory T. Torres
                                             -----------------------
                                             Gregory T. Torres

                                             /s/ Gerald M. Bereika
                                             -----------------------
                                             Gerald M. Bereika

                                             /s/ Peter P. Polloni
                                             -----------------------
                                             Peter P. Polloni

                                             /s/ Peter W. Mair
                                             -----------------------
                                             Peter W. Mair

                                             /s/ Elizabeth J. Hopper
                                             -----------------------
                                             Elizabeth J. Hopper

                                                     *
                                             -----------------------
                                             Eric J. Gleacher

                                                     *
                                             -----------------------
                                             James Goodwin

                                                     *
                                             -----------------------
                                             Charles G. Phillips

                                                     *
                                             -----------------------
                                             H. Conrad Meyer

                                                     *
                                             -----------------------
                                             Richard A. Derbes

                                                     *
                                             -----------------------
                                             Emil W. Henry, Jr.

                                                     *
                                             -----------------------
                                             Robert W. Kitts

                                                     *
                                             -----------------------
                                             Jeffrey H. Tepper

                                                     *
                                             -----------------------
                                             Robert A. Engel

                                                     *
                                             -----------------------
                                             Andrew Gilman

                                                     *
                                             -----------------------
                                             Marie A. Gentile


                                             GLEACHER 7 INVESTORS L.P.

                                             By: Gleacher & Co. Inc., its
                                                 General Partner

                                             By:            *
                                                 -----------------------------
                                                 Name:
                                                 Title:


                                             OLSTEN SERVICE CORP.

                                             By:  /s/ Laurin L. Laderoute, Jr.
                                                 -----------------------------
                                                 Name: Laurin L. Laderoute, Jr.
                                                 Title: Vice President

                                                    *
                                             -----------------------
                                             Eric J. Gleacher,
                                               as custodian
                                               for Jay S. Gleacher

                                                    *
                                             -----------------------
                                             Eric J. Gleacher,
                                               as custodian for
                                               Patricia G. Gleacher

                                                    *
                                             -----------------------
                                             Eric J. Gleacher,
                                               as custodian
                                               for William R. Gleacher

                                                     *
                                             --------------------------
                                             James E. Gleacher

                                                     *
                                             --------------------------
                                             John G. Gleacher

                                                     *
                                             --------------------------
                                             Sarah E. Gleacher

                                             /s/ Diane Hensley Ramponi
                                             --------------------------
                                             Diane Hensley Ramponi,
                                               as Trustee of the
                                               Lauren Carroll
                                               Education Trust

                                             /s/ Thomas P. Riley
                                             --------------------------
                                             Thomas P. Riley,
                                               as Trustee of the
                                               Lauren Carroll
                                               Education Trust

                                             /s/ Christina Hensley Bair
                                             --------------------------
                                             Christina Hensley Bair

                                             /s/ Christina Hensley Bair
                                             --------------------------
                                             Christina Hensley Bair,
                                               as Trustee of the Emily
                                               Cristina Bair Education
                                               Trust

                                             /s/ Thomas P. Riley
                                             --------------------------
                                             Thomas P. Riley,
                                               as Trustee of the Emily
                                               Cristina Bair Education
                                               Trust

                                             /s/ Christina Hensley Bair
                                             --------------------------
                                             Christina Hensley Bair,
                                               as Trustee of the
                                               Nicholas Hensley Bair
                                               Education Trust


                                             /s/ Thomas P. Riley
                                             --------------------------
                                             Thomas P. Riley,
                                               as Trustee of the
                                               Nicholas Hensley Bair
                                               Education Trust

                                             /s/ Martha Faye Koysh
                                             --------------------------
                                             Martha Faye Koysh

                                             /s/ Lana Hensley Hoffman
                                             --------------------------
                                             Lana Hensley Hoffman

                                             /s/ Ruth Ann Roberts
                                             --------------------------
                                             Ruth Ann Roberts

                                             /s/ E. Byron Hensley, Jr.
                                             --------------------------
                                             E. Byron Hensley, Jr.

                                             /s/ Susan MacKenzie
                                             --------------------------
                                             Susan MacKenzie,
                                               as Trustee of the
                                               Jameson Robert Riley
                                               Education Trust

                                             /s/ Mark Morin
                                             --------------------------
                                             Mark Morin,
                                               as Trustee of the
                                               Jameson Robert Riley
                                               Education Trust

                                             /s/ Susan MacKenzie
                                             --------------------------
                                             Susan MacKenzie,
                                               as Trustee of the
                                               Katlyn MacKenzie Riley
                                               Education Trust

                                             /s/ Mark Morin
                                             --------------------------
                                             Mark Morin,
                                               as Trustee of the
                                               Katlyn MacKenzie Riley
                                               Education Trust

                                             /s/ Susan MacKenzie
                                             --------------------------
                                             Susan MacKenzie,
                                               as Trustee of the
                                               Bethany Ann Riley
                                               Education Trust

                                             /s/ Mark Morin
                                             --------------------------
                                             Mark Morin,
                                               as Trustee of the
                                               Bethany Ann Riley
                                               Education Trust

                                             /s/ Thomas P. Riley
                                             --------------------------
                                             Thomas P. Riley

                                             /s/ Donald R. Monack
                                             --------------------------
                                             Donald R. Monack

                                             /s/ Leonard O. Henry
                                             --------------------------
                                             Leonard O. Henry

                                             /s/ Janice L. Quiram
                                             --------------------------
                                             Janice L. Quiram

                                             /s/ Alan L. Hollis
                                             --------------------------
                                             Alan L. Hollis

                                             /s/ Lois Simon
                                             --------------------------
                                             Lois Simon

                                             /s/ Wayne J. Stelk
                                             --------------------------
                                             Wayne J. Stelk

                                             /s/ William F. Murdy
                                             --------------------------
                                             William F. Murdy

                                             /s/ Frank N. Liguori
                                             --------------------------
                                             Frank N. Liguori


                                             HARRIS & HARRIS GROUP, INC.

                                             By: /s/ Robert B. Schulz
                                                 ----------------------------
                                                 Name: Robert B. Schulz
                                                 Title: President and CEO




                                             *  By: GLEACHER AND CO. INC.,
                                                    as Attorney-in-fact

                                                 By: /s/ Emil W. Henry, Jr.
                                                    -------------------------
                                                    Name: Emil W. Henry, Jr.
                                                    Title: Managing Director

                                   SCHEDULE A


                             Identity and Background


          The following table sets forth for each Reporting Person (i) the name of such Reporting Person; (ii) the business address of such Reporting Person; and (iii) the principal business, occupation or employment of such Reporting Person:




          1.   (i)    Gregory T. Torres
               (ii)   Magellan Health Services, Inc.
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          2.   (i)    Gerald M. Bereika
               (ii)   Lifetime Healthcare, U.K.
                      28 Crofton Avenue
                      London W4 3EW
                      United Kingdom
               (iii)  Vice President, Lifetime Healthcare, U.K.

          3.   (i)    Peter P. Polloni
               (ii)   Magellan Health Services, Inc.
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          4.   (i)    Peter W. Mair
               (ii)   Magellan Health Services, Inc.
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          5.   (i)    Elizabeth J. Hopper
               (ii)   Magellan Health Services, Inc.
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          6.   (i)    Eric J. Gleacher
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Chairman and Chief Executive Officer,
                      Gleacher & Co. Inc.

          7.   (i)    James Goodwin
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Managing Director, Gleacher & Co. Inc.

          8.   (i)    Charles G. Phillips
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Managing Director, Gleacher & Co. Inc.

          9.   (i)    H. Conrad Meyer
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Managing Director, Gleacher & Co. Inc.

          10.  (i)    Richard A. Derbes
               (ii)   Morgan Stanley & Co. Incorporated
                      1221 Avenue of the Americas
                      New York, New York  10020
               (iii)  Managing Director,
                      Morgan Stanley & Co. Incorporated

          11.  (i)    Emil W. Henry, Jr.
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Managing Director, Gleacher & Co. Inc.

          12.  (i)    Robert W. Kitts
               (ii)   Morgan Stanley & Co. Incorporated
                      1221 Avenue of the Americas
                      New York, New York  10020
               (iii)  Principal,
                      Morgan Stanley & Co. Incorporated

          13.  (i)    Jeffrey H. Tepper
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Vice President, Gleacher & Co. Inc.

          14.  (i)    Robert A. Engel
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Vice President, Gleacher & Co. Inc.

          15.  (i)    Andrew Gilman
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Associate, Gleacher & Co. Inc.

          16.  (i)    Marie A. Gentile
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Office Manager, Gleacher & Co. Inc.

          17.  (i)    Gleacher 7 Investors, L.P.
               (ii)   c/o Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Equity investments

          18.  (i)    Olsten Service Corp.
               (ii)   11615 Angus Road
                      Austin, Texas 78759
               (iii)  Holding company for non-operating assets

          19.  (i)    James E. Gleacher
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Salesman

          20.  (i)    John G. Gleacher
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Attorney

          21.  (i)    Sarah E. Gleacher
               (ii)   Gleacher & Co. Inc.
                      660 Madison Avenue
                      New York, New York  10021
               (iii)  Student

          22.  (i)    Diane Hensley Ramponi
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  None

          23.  (i)    Thomas P. Riley
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  President and Chief Operating Officer,
                      Magellan Health Services, Inc.

          24.  (i)    Christina Hensley Bair
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  None

          25.  (i)    Martha Faye Koysh
               (ii)   828 Beardsley Road
                      Gallin, Ohio 44833
               (iii)  Administrator, United Church Directories

          26.  (i)    Lana Hensley Hoffman
               (ii)   1011 Pavilon Tower Circle
                      Columbia, South Carolina 29201
               (iii)  Personnel Assistant, City of
                      Columbia, South Carolina

          27.  (i)    Ruth Ann Roberts
               (ii)   2632 Scott Court
                      Grove City, Ohio 43123
               (iii)  Nurse, St. Ann's Hospital

          28.  (i)    E. Byron Hensley, Jr.
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Chairman and Chief Executive Officer,
                      Magellan Health Services, Inc.

          29.  (i)    Susan MacKenzie,
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  None

          30.  (i)    Mark Morin
               (ii)   10907 Mill Creek Road
                      Marshfield, Wisconsin 54449
               (iii)  Ophthalmologist

          31.  (i)    Donald R. Monack
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          32.  (i)    Leonard O. Henry
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          33.  (i)    Janice L. Quiram
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          34.  (i)    Alan L. Hollis
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          35.  (i)    Lois Simon
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          36.  (i)    Wayne J. Stelk
               (ii)   Magellan Health Services
                      45 Milk Street
                      Boston, MA  02109
               (iii)  Vice President, Magellan Health Services, Inc.

          37.  (i)    William F. Murdy
               (ii)   General Investment and Development Company
                      600 Atlantic Avenue, Suite 2000
                      Boston, MA  02210
               (iii)  Chief Executive Officer,
                      General Investment and Development Company

          38.  (i)    Frank N. Liguori
               (ii)   Olsten Corporation
                      175 Broad Hollow Road
                      Melville, New York  11747
               (iii)  Chairman of the Board,
                      Olsten Corporation

          39.  (i)    Harris & Harris Group, Inc.
               (ii)   One Rockefeller Plaza
                      14 West 49th Street
                      New York, New York  10020
               (iii)  Closed-end investment fund.

                                   SCHEDULE B


                             Identity and Background
                      of Directors, Executive Officers and
                      Control Persons of Olsten Corporation
                            and Olsten Service Corp.



     1. The following table sets forth the name and principal occupation or employment of the directors, executive officers and other persons controlling Olsten Corporation, a Delaware corporation, the sole shareholder of Olsten Service Corp. Olsten Corporation is a holding company, with subsidiaries engaged in the healthcare and temporary staffing businesses. The business address of each person listed below is Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747.

               Name                     Present Principal Occupation
               ----
                                                  or Employment
                                        ------------------------------

     Frank N. Liguori                   Chairman of the Board, Olsten
                                        Corporation

     Stuart Olsten                      Vice Chairman, President and
                                        controlling shareholder, Olsten
                                        Corporation

     Allan Tod Gittleson                Director of Olsten Corporation and
                                        President of Hofstra Health Dome
                                        Incorporated

     Andrew N. Heine                    Director of Olsten
                                        Corporation, Attorney

     John M. May                        Director of Olsten Corporation,
                                        Management Consultant

     Miriam Olsten                      Director and controlling
                                        shareholder of Olsten Corporation

     Raymond S. Troubh                  Director of Olsten
                                        Corporation, Financial
                                        Consultant

     Richard Sharoff                    Director of Olsten Corporation,
                                        President and Chief Executive
                                        Officer of Hai Foods, Inc.

     Robert A. Fusco                    Executive Vice President of Olsten
                                        Corporation, President of Olsten
                                        Kimberly QualityCare

     Gerald J. Kapalko                  Executive Vice President, Olsten
                                        Corporation

     Richard A. Piske, III              Executive Vice President of Olsten
                                        Corporation, President of Olsten
                                        Staffing Services

     William P. Costantini              Senior Vice President and General
                                        Counsel, Olsten Corporation

     Anthony J. Puglisi                 Senior Vice President-Finance and
                                        Treasurer, Olsten Corporation

     Laurin L. Laderoute, Jr.           Vice President and Secretary,
                                        Olsten Corporation

     Cheryl Olsten Ashburn              Controlling shareholder, Olsten
                                        Corporation


     2. The following table sets forth the name and principal occupation or employment of the directors, executive officers and other persons controlling Olsten Service Corp., a Delaware corporation. Olsten Service Corp. is principally engaged in the business of holding certain non-operating assets. The business address of each person listed below is Olsten Service Corp., 11615 Angus Road, Austin, Texas 78759.


               Name                     Present Principal Occupation
               ----
                                                  or Employment
                                        ------------------------------

     Daniel Thompson                    Director and President of Olsten
                                        Service Corp., Reimbursement
                                        Specialist of Olsten Kimberly
                                        QualityCare.

     Michael Bauman                     Director of Olsten Service Corp.,
                                        Area Vice President of Olsten
                                        Staffing Services.

     William P. Constantini             Senior Vice President and General
                                        Counsel of Olsten Service Corp. and
                                        Olsten Corporation.

     Laurin L. Laderoute, Jr.           Vice President and Secretary of
                                        Olsten Service Corp. and Olsten
                                        Corporation.

     Olsten Corporation                 Sole shareholder.

                                   SCHEDULE C


                             Identity and Background
     of Directors, Executive Officers and Control Persons of Gleacher & Co.
             Inc., the General Partner of Gleacher 7 Investors, L.P.

          The following table sets forth the name and principal occupation or employment of the directors, executive officers and other persons controlling, Gleacher & Co. Inc., a Delaware corporation and the General Partner of Gleacher 7 Investors, L.P., a Delaware limited partnership. Gleacher & Co. Inc. is principally engaged in the business of providing financial advisory services. The business address of each person listed below is Gleacher & Co. Inc., 660 Madison Avenue, New York, New York 10021.



               Name                     Present Principal Occupation
               ----
                                                  or Employment
                                        ------------------------------

     Eric J. Gleacher                   Controlling Shareholder, Sole Director,
                                        Chairman, Chief Executive Officer
                                        and Secretary of Gleacher & Co.
                                        Inc.

     Martin C. Breslin                  Treasurer of Gleacher & Co. Inc.

                                   SCHEDULE D


                             Identity and Background
                  of Directors, Executive Officers and Control
                     Persons of Harris & Harris Group, Inc.



          The following table sets forth the name and principal occupation or employment of the directors, executive officers and other persons controlling Harris & Harris Group, Inc., a Delaware corporation and a closed-end investment fund. The business address of each person listed below is Harris & Harris Group, One Rockefeller Plaza, 14 West 49th Street, New York, New York 10020.



               Name                     Present Principal
                                        Occupation or Employment
               ----                     ---------------------------------

     Charles E. Harris                  Chairman, Chief Executive Officer
                                        and Director of Harris & Harris
                                        Group, Inc.

     Robert B. Schulz                   President, Chief Operating Officer
                                        and Chief Compliance Officer of
                                        Harris & Harris Group, Inc.

     C. Richard Childress               Executive Vice President and Chief
                                        Financial Officer of Harris &
                                        Harris Group, Inc.

     David C. Johnson, Jr.              Executive Vice President of Harris
                                        & Harris Group, Inc.

     Rachel M. Pernia                   Vice President, Controller and
                                        Treasurer of Harris & Harris Group,
                                        Inc.

     C. Wayne Bardin, M.D.              Director of Harris & Harris Group,
                                        Inc., Vice-President of The
                                        Population Council, Professor of
                                        Medicine at Pennsylvania State
                                        University, Senior Investigator of
                                        the National Cancer Institute

     G. Morgan Browne                   Director of Harris & Harris Group,
                                        Inc., Administrative Director of
                                        Cold Spring Harbor Laboratory

     Harry E. Ekblom                    Director of Harris & Harris Group,
                                        Inc., Vice Chairman of A.T. Hudson
                                        & Co., Inc., President of Harry E.
                                        Ekblom & Co., Inc.

     Marin Jaffe                        Director of Harris & Harris Group,
                                        Inc., Managing Director and Chief
                                        Operating Officer of Wood,
                                        Struthers and Winthrop Management
                                        Corp.

     Jon J. Masters                     Director of Harris & Harris Group,
                                        Inc., Attorney with Christy &
                                        Viener

     Glenn E. Mayer                     Director of Harris & Harris Group,
                                        Inc., Senior Vice President of
                                        Reich & Co.

     William R. Polk                    Director of Harris & Harris Group,
                                        Inc., Author and Self-Employed
                                        Consultant

     Philip M. Skidmore                 Director of Harris & Harris Group,
                                        Inc., Director and Group Vice
                                        President of Advest, Inc.

                                   SCHEDULE E

                             Transactions in Shares
                             Within the Past 60 Days
                             -----------------------

                        Date of      Number of Shares  Price Per
     Name             Transaction    Purchased (1)     Share (2)
     ----             -----------    ---------------   ---------
     Harris & Harris
     Group, Inc.       1/11/95          50,000         $15.375

     Thomas P. Riley   1/23/95           5,000         $16.25

     Peter P. Polloni  1/12/95             500         $15.75

     William F. Murdy  1/23/95             500         $15.25

     -----------------------------------------------------------------

     (1) All purchases were effected in open market transactions, principally on the American Stock Exchange.

     (2)  Represents the price paid excluding brokerage commissions.

                                   EXHIBIT INDEX
                                   -------------


            EXHIBIT
              NO                        EXHIBIT
            ------                      -------


               1 Stockholders Agreement, dated as of January 27, 1995, among Magellan and the Reporting Persons.

               2 Investment and Registration Rights Agreement, dated as of January 27, 1995, among the Company and the Reporting Persons.

               3 Indemnification Agreement, dated as of January 27, 1995, among the Company, the Reporting Persons, E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as Representative.

               4 Letter dated January 27, 1995, from the Company addressed to E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as Representative.

               5 Escrow Agreement, dated as of January 27, 1995, among the Company, First Union National Bank of North Carolina, as Escrow Agent, E. Byron Hensley, Jr., as Representative, and Gleacher & Co. Inc., as
                    Representative.

               6 Noncompete and Confidentiality Agreement, dated as of January 27, 1995, between the Company and E. Byron Hensley, Jr.

               7 Noncompete and Confidentiality Agreement, dated as of January 27, 1995, between the Company and Thomas P. Riley.

               8 Agreement, dated as of February 6, 1995, among the Reporting Persons.